TITANIUM INTELLIGENCE, INC.
#600 – 625 Howe Street Vancouver, B.C. V6C 2T6
Ph: (604) 683-6648 Fax: (604) 683-1350

Large Alaskan Gold Property Acquisition

Titanium Intelligence, Inc (TTIM.OB) (the “Company”) is pleased to announce it has entered into an Agreement and Plan of Merger with Alaska Star Minerals LLC (“Alaska Star”) dated January 19, 2004. On closing of the Merger, 17,500,000 common shares of the Company will be issued to Alaska Star, at which time Alaska Star will then hold approximately 46.6% of the Company's outstanding shares. The Company has also agreed to change its corporate name to “Liberty Star Gold Corp.”, on completion of the Merger.

Alaska Star, through its wholly owned subsidiary, currently holds 981 mineral claims, spanning 237 square miles in the Iliamna region of southwestern Alaska. Porphyry copper-gold specialist, Mr. James Briscoe, President of Liberty Star Gold Corp., states, “Liberty Star is in the unique position to be holding a substantial land position in what is believed to be the most promising and largest porphyry mineralized system in the world. We are also pleased to announce that our land position was the largest one time acquisition of State Land mining claims in the history of the State of Alaska.” A large and very detailed air magnetic geophysical program is currently being undertaken at the properties. Alaska Star intends to implement their initial exploration program this spring with commencement of a preliminary drill program beginning during the summer field season.

In addition the Company negotiated a private placement of 1,000,000 common shares at a price of US$1.00 for total proceeds of US$1,000,000. The financing is subject to applicable regulatory approvals.

Also, in connection with the Merger, Mr. Chen (Jason) Wu and Mr. Paulo Martins will resign as directors and Mr. James Briscoe, Mr Jon Young, Dr John Guilbert and Dr. George Davis will be appointed in their place.

For further information on properties and acquisitions please contact Mr. James Briscoe at 520-721-1375.

Gary Musil, President

Forward Looking Statements

This release contains forward-looking statements within the meaning of the “safe harbour” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. We do not assume any obligation to update the forward-looking information contained in this press release